Exhibit 10.4
United States Department of Agriculture
Rural Business-Cooperative Service
Value-Added Agricultural Product Market Development Grant Agreement (VADG)
This Grant Agreement (Agreement) dated March 14, 2005 between Agassiz Energy, LLC (Grantee), and the United States of America, acting through the Rural Business-Cooperative Service of the Department of Agriculture (Grantor), for $170,000 in grant funds under the VADG program, delineates the agreement of the parties.
NOW, THEREFORE, in consideration of the grant;
The parties agree that:
1. All the terms and provisions of the VADG NOSA and application submitted by the Grantee for this VADG grant, including any attachments or amendments, are incorporated and included as part of this Agreement. Any changes to these documents, or this agreement must be approved in writing by the Grantor.
2. As a condition of the Agreement, the Grantee certifies that it is in compliance with and will comply in the course of the Agreement with all applicable laws, regulations, Executive Orders, and other generally applicable requirements, including those contained in 7 CFR 3015.205 (b), which are incorporated into this agreement by reference, and such other statutory provisions as are specifically contained herein. The Grantee will comply with title VI of the Civil Rights Act of 1964, section 504 of the Rehabilitation Act of 1973, and Executive Order 12250.
3. The provisions of 7 CFR part 3015, “Uniform Federal Assistance Regulations” and part 3019, “Uniform Administrative Requirements for Grants and Agreements with Institutions of Higher Education, Hospitals, and Other Nonprofit Organizations,” as applicable are incorporated herein and made a part hereof by reference.
FURTHER, the Grantee agrees that it will:
1.	Not use grant funds or matching funds to plan, repair, rehabilitate, acquire, or construct a building or facility (including a processing facility); or to purchase, rent, or install fixed equipment.
2 . Use Grant Funds and matching funds only for the purposes and activities specified in the proposal approved by the Agency including the approved budget. Any uses not provided for in the approved budget must be approved in writing by the Agency in advance of obligation by the Grantor.
3. Submit a feasibility study, business operations plans, and other studies and plans required by the Grantor if any part of the grant will be used to establish a working capital account.
4. Deliver the results of a study or activity to the Grantor upon completion of each task outlined in the proposal. These include, but are not limited to, feasibility studies, marketing plans, business operations plans, articles of incorporation and bylaws, and accounting of how working capital funds were spent. All itmes delivered to the Grantor will be held in confidence to the extent provided by law.
5. Request any cash advances in the minimum amount needed and timed to the actual, immediate cash requirements for carrying out the grant purpose. Standard Form 270, “Request for Advance of Reimbursement,” will be used for this purpose.
6. Submit a Standard Form 269, “Financial Status Report” and list expenditures according to agreed upon budget categories on a semi-annual basis, for the time periods of October 1 through March 31 (due April 30) and April 1 through September 30 (due October 31). The Financial Status Report must show how grant funds and matching funds have been used to date and project the funds needed and their purposes for the next reporting period. A final report is also due within 90 days of the end of the grant period. A final report may serve as the last semi-annual report.
7. Provide project performance reports on a semi-annual basis (due April 30 and October 31 for the time periods of October 1 through March 31 and April 1 through September 30). A final report is also due within 90 days of the end of the grant period. A final report may serve as the last semi-annual report. Grantees shall constantly monitor performance to ensure that time schedules are being met and projected goals by time periods are being accomplished. The project performance reports shall include the following:
a. A comparison of actual accomplishments to the objectives for that period.

b. Reasons why established objectives were not met, if applicable.
c. Reasons for any problems, delays, or adverse conditions which will affect attainment of overall program objectives, prevent meeting time schedules or objectives, or preclude the attainment of particular objectives during established time periods. This disclosure shall be accomplished by a statement of the action taken or planned to resolve the situation.
d. Objectives and timetables established for the next reporting period.
The final report will also address the following:
a. What have been the most challenging or unexpected aspects of this program?
b. What advice you would give to other organizations planning a similar program. These should include strengths and limitations of the program. If you had the opportunity, what would you have done differently?
c. If an innovative approach was used successfully, the grantee should describe their program in detail so that other organizations might consider replication in their areas.
8. Collect and maintain data on race, sex, and national origin of Grantee’s membership/ownership.
9. Provide Financial Management Systems which will include:

a. Records that identify adequately the source and application of funds for grant-supported activities. Those records shall contain information pertaining to grant awards and authorizations, obligations, unobligated balances, assets, liabilities, outlays, and income.
b. Effective control over and accountability for all funds, property, and other assets. Grantees shall adequately safeguard all such assets and shall ensure that they are used solely for authorized purposes.
c. Accounting records supported by source documentation.
d. Grantee tracking of fund usage and records that show matching funds and grant funds are used in equal proportions. The grantee will provide verifiable documentation regarding matching fund usage, i.e., bank statements or copies of funding obligations from the matching source.
10. Retain financial records, supporting documents, statistical records, and all other records pertinent to the grant for a period of at least 3 years after grant closing, except that the records shall be retained beyond the 3-year period if audit findings have not been resolved. Microfilm or photocopies or similar methods may be substituted in lieu of original records. The Grantor and the Comptroller General of the United States, or any of their duly authorized representatives, shall have access to any books, documents, papers, and records of the Grantee’s which are pertinent to the specific grant program for the purpose of making audits, examinations, excerpts, and transcripts.

11. Not encumber, transfer or dispose of the equipment or any part thereof, acquired wholly or in part with Grantor funds without the written consent of the Grantor.
12 . Not duplicate other program purposes for which monies have been received, are committed, or are applied to from other sources (public or private).
Grantor agrees to make available to Grantee for the purpose of this Agreement funds in an amount not to exceed the Grant Funds. The funds will be reimbursed or advanced based on submission of Standard Form 270.
IN WITNESS WHEREOF, Grantee has this day authorized and caused this Agreement to be executed by
Attest

By	/s/ Donald Sargeant (Grantee)
(Title) Chief Manager and President

UNITED STATES OF AMERICA
RURAL BUSINESS-COOPERATIVE SERVICE

By	[ILLEGIBLE]

(Grantor)		(Name)	(Title)

October 31, 2005

To:	Robyn J Holdorf, USDA — Rural Development Business & Cooperative Specialist

From:	Donald Sargeant, Agassiz Energy Project Coordinator

Re:	April 1, 2005 through September 30, 2005 Financial and Performance Report
This letter includes the financial and project performance report for April 1, 2005 through September 30, 2005 for the Agassiz Energy, LLC UDSA VADG grant.
April through September Progress
Project Coordination
•	Donald Sargeant, former Chancellor at the University of Minnesota, Crookston, was hired as project coordinator. He serves on several business boards and management grants as part of his University faculty appointment. Dr. Sargeant also serves as Chair of Agassiz Energy, LLC.

•	Project coordination during this quarter focused on the development of the air and water permits and EAW review for the Minnesota Pollution Control Agency and interviewing consulting companies in the following areas:
o	construction design — Bio-Renewable Group hired

o	enzyme technologies — Vogelbusch hired

o	business plan development — Val-Add Services Corp hired
•	Project Coordinator attended National Ethanol Financial Conference in Chicago in May along with two other Board members. Coordinator also attended the BBI International Ethanol Conference in Kansas City in June. Both conferences were very important in making industry contacts and developing an understanding of current and future trends in ethanol throughout the world.
Feasibility Study
•	Bio-Renewable Group (Wanzek Construction — Fargo. Schneider Engineering — Omaha, and Vogelbusch — enzyme technologies- Houston) were hired to establish feasibility of coal fired ethanol plant using corn and barley as feedstock. This group completed their work at the end of September. Key outcomes of their work included decision to file a major use energy permit with MPCA; potential to increase plant outcome from 50 to 68 million gallons per year; plant size can be located on land site to meet concerns for wetlands, natural history, and wildlife; and creation of plan for coal fly ash disposal.
•	Natural Resources Group serves as consultant to develop and present air and water permits and environmental impact statements to Minnesota Pollution Control Agency. This is very important to project. MPCA has approved only one coal fired ethanol plant in many years. Coal plants today cost $15M per year less to operate than a natural gas plant.

510 County Road 71, Crookston, MN 56716 • 218.281.8442 • 281.281.8052 Fax • www.agassizenergy.corr

Business and Marketing
•	Hired Val-Add Service Corp to work with Agassiz in the development of a business plan. This company has developed business plans for companies that total over $1B in the past 5 years. Steve Sershen is serving as lead consultant and he presently is on 5 ethanol company Boards. Steve led the Board in a discussion of the many decisions facing the Board and various options for key decisions. He stressed the importance of accurate Board minutes to aid in documenting the rationale for decisions and in the likelihood of a law suit.
•	Vogelbusch presented two financial summary comparisons. One using corn and the other a blend of corn and barley as feedstock. A grind was included as part of the analysis indicating operating income and cash flow for various ethanol sale prices and corn costs. These are the two critical factors in analyzing an ethanol plant in addition to plant cost.
Organizational and Legal
•	Some legal expenses incurred in reviewing SEC filing process and in accounting in maintenance of corporate records.
October through March Plans
Business and Marketing
•	Contract with ethanol and distiller’s grains marketing firm/s

•	Complete business plan

•	Complete corn basis study

•	Complete MPCA permit filing
Organizational and Legal
•	Select accounting firm

•	Select and purchase limited liability and director and officer insurance

•	Conduct equity drive

•	Contract with law firm to complete documents for SEC filing

•	Visit with financial institutions about construction and operation loans
Much of the planning to date has focused on permits and plant design for a coal fired plant. Agassiz Energy is aware that the current high ethanol prices will not continue. Since beginning the project last year, ethanol prices have ranged from $1.15 per gallon in May 2005 to current prices in the $1.80 range. There a large number of plants under construction and under consideration. Thus, there will more than likely be a point within the next two or three years in which ethanol production is higher than the demand for ethanol. These factors indicate that Agassiz must build a low cost operation plant to enter the market. The planning and work over the next 6 months are important in creating that low cost operating plant.

FINANCIAL STATUS REPORT
(Long Form)
(Follow instructions on the back)

1. Federal Agency and Organizational Element to Which Report is Submitted	2. Federal Grant or Other Identifying Number Assigned By Federal Agency		OMB Approval No.	Page of 1 1
USDA, Rural Development	10.352		0348-0039	pages

3. Recipient Organization (Name and complete address, including ZIP code)
Agassiz Energy, LLC
510 County Road 71, Crookston, MN 56716

4. Employer Identification Number	5. Recipient Account Number or Identifying Number	6. Final Report	7. Basis
20-1427103		☐ Yes ☑ No	☑ Cash ☐ Accrual

8. Funding/Grant Period (See instructions)		9. Period Covered by this Report
From: (Month, Day, Year)	To: (Month, Day, Year)	From: (Month, Day, Year)	To: (Month, Day, Year)
4/1/2005	9/30/2005	4/1/2005	9/30/2005

10. Transactions:	i	ii	iii
	Previously Reported	This Period	Cumulative
a. Total outlays		116,964.40	116,964.40

b. Refunds, rebates, etc.			0.00

c. Program income used in accordance with the deduction alternative			0.00

d. Net outlays (Line a, less the sum of lines b and c)	0.00	116,964.40	116,964.40

Recipient’s share of net outlays, consisting of:
e. Third party (in-kind) contributions		58,482.20	58,482.20

f. Other Federal awards authorized to be used to match this award			0.00

g. Program income used in accordance with the matching or cost sharing alternative			0.00

h. All other recipient outlays not shown on lines e, f or g			0.00

i. Total recipient share of net outlays (Sum of lines e, f, g and h)	0.00	58,482.20	58,482.20

j. Federal share of net outlays (line d less line i)	0.00	58,482.20	58,482.20

k. Total unliquidated obligations

l. Recipient’s share of unliquidated obligations

m. Federal share of unliquidated obligations

n. Total Federal share (sum of lines j and m)			58,482.20

o. Total Federal funds authorized for this funding period

p. Unobligated balance of Federal funds (Line o minus line n)			-58,482.20

Program income, consisting of:
q. Disbursed program income shown on lines c and/or g above

r. Disbursed program income using the addition alternative

s. Undisbursed program income

t. Total program income realized (Sum of lines q, r and s)			0.00

a. Type of Rate (Place “X” in appropriate box)
11. Indirect ☐ Provisional ☐ Predetermined ☐ Final ☐ Fixed
Expense b. Rate c. Base d. Total Amount e. Federal Share

12. Remarks: Attach any explanations deemed necessary or information required by Federal sponsoring agency in compliance with governing legislation.

13. Certification: I certify to the best of my knowledge and belief that this report is correct and complete and that all outlays and unliquidated obligations are for the purposes set forth in the award documents.

Typed or Printed Name and Title	Telephone (Area code, number and extension)
Don Sargeant, Project Coordinator	218-281-8442

Signature of Authorized Certifying Official	Date Report Submitted
October 31, 2005

Previous Edition Usable	269-104	Standard Form 269 (Rev. 7-97)
NSN 7540-01-012-4285		Prescribed by OMB Circulars A-102 and A-110
200-498 P.O. 139 (Face)